Filed pursuant to Rule 433

Registration Statement No. 333-233477

Supplementing the Preliminary Prospectus Supplement dated April 7, 2020

(To Prospectus dated August 27, 2019)

$1,500,000,000

Keurig Dr Pepper Inc.

$ 750,000,000 3.200% Senior Notes due 2030

$750,000,000 3.800% Senior Notes due 2050

Final Term Sheet

April 7, 2020

Issuer:	Keurig Dr Pepper Inc.

Guarantors:	The Note will be fully and unconditionally guaranteed by the Issuer’s existing and future subsidiaries that guarantee any of its other indebtedness
Security:	3.200% Senior Notes due 2030	3.800% Senior Notes due 2050
Size:	$750,000,000	$750,000,000
Maturity Date:	May 1, 2030	May 1, 2050
Coupon:	3.200%	3.800%
Issue Price:	99.743%	99.448%
Yield to Maturity:	3.230%	3.831%
Benchmark Treasury:	UST 1.500% due February 15, 2030	UST 2.375% due November 15, 2049
Benchmark Treasury Price and Yield:	107-10; 0.730%	125-15; 1.331%
Spread to Benchmark Treasury:	2.500% (250 basis points)	2.500% (250 basis points)
Interest Payment Dates	May 1 and November 1, commencing on November 1, 2020	May 1 and November 1, commencing on November 1, 2020
Optional Redemption:
Make-Whole Call:	T+40 basis points (prior to February 1, 2030)	T+40 basis points (prior to November 1, 2049)
Par Call:	On or after February 1, 2030	On or after November 1, 2049
Trade Date:	April 7, 2020
Settlement Date (T+3):	April 13, 2020
CUSIP / ISIN:	49271VAJ9 / US49271VAJ98	49271VAK6 / US49271VAK61
Denominations/Multiple:	$2,000 x $1,000
Expected Ratings (Moody’s / S&P)*:	Baa2 (Negative) / BBB (Stable)
Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

Co-Managers:	ABN AMRO Securities (USA) LLC ICBC Standard Bank Plc Rabo Securities USA, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made against payment therefor on or about April 13, 2020 referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the delivery of the Notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322 toll-free at (800) 294-1322, by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

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